Exhibit 10.23.11

AMENDMENT TO
MACY’S, INC. 401(k) RETIREMENT INVESTMENT PLAN
The Macy’s, Inc. 401(k) Retirement Investment Plan (the “Plan”) is hereby amended, effective as of January 1, 2011 (and for the Plan’s plan years beginning on and after that date) and in order to ensure that the Plan complies with the Internal Revenue Code for a New Puerto Rico when the Plan affects Plan participants who reside in Puerto Rico, by adding a new Section 17.18 reading as follows immediately after Plan Section 17.17.
17.18    Special Puerto Rico Rules. Subject to the following provisions of this Section 17.18 but notwithstanding any other provision of the Plan to the contrary, to the extent the Plan applies to Participants who are residents of Puerto Rico (for purposes of this Section 17.18, the “Puerto Rico Participants”), the Plan shall, for each Plan Year and limitation year (as defined in Subsection 7A.2.3 above) beginning after December 31, 2010, comply with those portions of the Internal Revenue Code for a New Puerto Rico (the “Puerto Rico Code”) that must be met for the Plan’s net earnings and income to be exempt from tax under the Puerto Rico Code and be considered as qualified for all related purposes.
17.18.1    The portions of the Puerto Rico Code that shall be satisfied by the Plan to the extent it affects Puerto Rico Participants shall include but not be limited to the following limits and rules (to the extent such limits or rules as set forth under the Puerto Rico Code are more restrictive than the analogous limits and rules imposed under the terms of the Plan, determined without regard to the provisions of this Section 17.18, or the Code):
(a)    the limit on the annual addition to a Participant’s Accounts for any limitation year as otherwise set forth in Article 7A above;
(b)    the limit on a Participant’s Compensation for any twelve consecutive month period as otherwise set forth in Subsection 2.1.6(e) above;
(c)    the limit on the amount of Pre-Tax Elective Savings Contributions that can be made by a Participant to the Plan for any calendar year as otherwise set forth in Subsection 5.1.3 above;
(d)    the amount of Pre-Tax Elective Savings Contributions that can be made as catch-up contributions by a Participant in any calendar year as otherwise set forth in Section 5.2 above;
(e)    the rules for determining when a Participant is considered a Highly Compensated Employee for any Plan Year as otherwise set forth in Subsection 2.1.13 above;
(f)    the rules for applying average actual deferral percentage limits for any Plan Year (and their further correction) as otherwise set forth in Article 5A above;
(g)    the rules for Rollover Contributions as otherwise set forth in Section 5.6 above;
(h)    the limit on the amount of After-Tax Savings Contributions that can be made by a Participant to the Plan for any calendar year as otherwise set forth in Section 5.1 above; and
(i)    the rules related to hardship withdrawals (including the temporary suspension on Savings Contributions resulting from a hardship withdrawal) as otherwise set forth in Sections 8.2, 8.3, and 8.4 above.
17.18.2    Notwithstanding any of the foregoing provisions of this Section 17.18, in no event shall any provision contained in the foregoing provisions of this Section 17.18 be applied under the Plan in any situation if such application would cause the Plan not to be considered a plan and trust that complies with all of the requirements of Sections 401(a) and 501(a) of the Code.
IN ORDER TO EFFECT THE FOREGOING PLAN REVISION, the sponsor of the Plan hereby signs this Plan amendment.
MACY’S, INC.
By: /s/ David W. Clark
Title: EVP, Human Resources & Diversity
Date: December 22, 2011